EXHIBIT 10.7
THIRD AMENDED AND RESTATED
ARCH CAPITAL GROUP LTD. INCENTIVE COMPENSATION PLAN
SECTION 1. Purpose.
Arch Capital Group Ltd., a Bermuda company (the “Company”), hereby establishes this Incentive Compensation Plan (as amended from time to time, the “Plan”) in order to provide the Company’s employees with an opportunity to earn annual bonus compensation as an incentive and reward for their efforts to achieve the financial and strategic objectives of the Company.
SECTION 2. Definitions.
2.1        “After-Tax Profit (Loss)” has the meaning specified on Schedule I hereto.
2.2        “Aggregate Target Amount” has the meaning specified in Section 4.3(a) hereof.
2.3        “Award” means the amount of bonus compensation to which an Eligible Employee is entitled for each Plan Year as determined by the Committee pursuant to Section 4 and 5 of the Plan.
2.4        “Board” means the Board of Directors of the Company.
2.5        “Cash Flow” has the meaning specified on Schedule I hereto.
2.6        “CAT Business” means business classified by the Company as property catastrophe reinsurance.
2.7        “Cause” means, with respect to an Eligible Employee, (a) theft or embezzlement by the Eligible Employee with respect to the Company or its Subsidiaries; (b) malfeasance or negligence in the performance of the Eligible Employee’s duties; (c) the commission by the Eligible Employee of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the Eligible Employee (other than by reason of disability due to physical or mental illness); (e) failure, neglect or refusal by the Eligible Employee to adequately perform his or her duties and responsibilities as determined by the Company; (f) continued and habitual use of alcohol by the Eligible Employee to an extent which materially impairs the Eligible Employee’s performance of his or her duties without the same being corrected within ten (10) days after being given written notice thereof; or (g) the Eligible Employee’s use of illegal drugs without the same being corrected within ten (10) days after being given written notice thereof.
2.8        “Code” means the Internal Revenue Code of 1986, as amended, including applicable regulations thereunder.
2.9    “Committee” means the Compensation Committee of the Board, or such other Board committee or subcommittee (or the entire Board) as may be designated by the Board to administer the Plan.
2.10    “Company” has the meaning specified in Section 1 hereof or any successor.

2.11    “Deficits” has the meaning specified in Section 4.3(d) hereof.
2.12    “Development Period” has the meaning specified in Section 4.3(e) hereof.
2.13    “Earned” has the meaning specified in Section 4.3(c) hereof.
2.14    “Eligible Employee” means an employee of the Company or its Subsidiaries, including any director who is an employee, who is selected to participate in the Plan by the Committee.
2.15        “Employer” means the Company, Arch Reinsurance Ltd., Arch Reinsurance Company, Arch Capital Group (U.S.) Inc., Arch Insurance Group Inc. and its Subsidiaries, Arch Capital Services Inc., and any other Subsidiary of the Company that becomes an Employer in accordance with Section 8.1 hereof.
2.16        “Equity” has the meaning specified on Schedule I hereto.
2.17        “Formula Approach” has the meaning specified in Section 4.1 hereof.
2.18        “Formula Approach Pool” has the meaning specified in Section 4.3(a) hereof.
2.19        “Hurdle ROE” has the meaning specified in Section 4.3(b) hereof.
2.20        “Insurance Segment” means the insurance business segment of the Company and its Subsidiaries.
2.21    “Investment Income” has the meaning specified on Schedule I hereto.
2.22    “Maximum Carryforward Amount” has the meaning specified in Section 4.3(c) hereof.
2.23    “Maximum Formula Approach Pool” has the meaning specified in Section 4.3(c) hereof.
2.24    “Mortgage Segment” means the mortgage business segment of the Company and its Subsidiaries.
2.25        “Operating Expenses” has the meaning specified on Schedule I hereto.
2.26        “Permanent Disability” means, with respect to an Eligible Employee, those circumstances where the Eligible Employee is unable to continue to perform the usual customary duties of his or her assigned job for a period of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any questions as to the existence of a Permanent Disability shall be determined by a qualified, independent physician selected by the Company and approved by the Eligible Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Plan.
2.27        “Plan” has the meaning specified in Section 1 hereof.
2.28    Plan Year” means (i) with respect to the Target Bonus Approach, a calendar year and (ii) with respect to the Formula Approach, an underwriting (or policy) year commencing on January 1 and ending on December 31 during which an accounting shall be made for all Underwriting Profit (Loss) attributable to Policies having an inception or renewal date during such 12-month period.

2.29        “Policies” means policies, binders, contracts or agreements of insurance or reinsurance.
2.30        “Pre-Tax Profit” has the meaning specified on Schedule I hereto.
2.31        “Reinsurance Segment” means the reinsurance business segment of the Company and its Subsidiaries.
2.32    “ROE” has the meaning specified on Schedule I hereto.
2.33            “Senior Executives” has the meaning set forth in Section 4.1 hereof.
2.34            “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
2.35    “Target Bonus Approach” has the meaning specified in Section 4.1 hereof.
2.36    “Target Bonus Approach Pool” has the meaning specified in Section 4.2(a) hereof.
2.37    “Target Bonus Opportunity” means, with respect to each Eligible Employee, a target bonus expressed as a percentage of his or her annual base salary, which is intended as an approximation of the bonus payment that would be paid if aggressive performance goals and other expectations are met by both the Eligible Employee and the business segment or unit he or she is employed by. The Target Bonus Opportunity for each Eligible Employee shall be periodically established (i) by senior management of the applicable business segment or unit and (ii) by the Committee, in the case of certain Senior Executives designated by the Committee (subject to applicable employment agreements).
2.38    “Underwriting Profit (Loss)” has the meaning specified on Schedule I hereto.
2.39     “Retirement Age” means the later of an Eligible Employee’s 55th birthday or the fifth anniversary of the first day of the Plan Year in which such Eligible Employee’s participation in the Plan commenced.
SECTION 3. Administration.
The Plan shall be administered by the Committee. The Committee shall have the authority, in its sole discretion, to administer the Plan and to exercise all of the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to (i) establish performance goals for the awarding of Awards for each Plan Year; (ii) determine the Eligible Employees to whom Awards are to be made for each Plan Year; (iii) determine whether performance goals for each Plan Year have been achieved; (iv) authorize payment of Awards under the Plan; (v) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and make all other determinations and judgments relating to the Plan as it shall deem advisable; and (vi) interpret the terms and provisions of the Plan; provided that neither the Committee nor the Board shall have any discretion to reduce any previously determined Award. All determinations made by the Committee with respect to the Plan and Awards thereunder shall be final and binding on all persons, including the Company and all Eligible Employees.

SECTION 4. Determination of Awards.
4.1        Performance Measures. The Plan combines two sets of performance measures: (i) a qualitative judgment about progress and performance each Plan Year based on a number of factors, including the management plan for such Plan Year and non-prescribed measures (the “Target Bonus Approach”), as set forth in Section 4.2 hereof; and (ii) a quantitative, formula-based measure (the “Formula Approach”), as set forth in Section 4.3 hereof. The Target Bonus Approach shall apply to certain senior executives (the “Senior Executives”) of the Company and its Subsidiaries designated by the Committee from time to time. The Formula Approach shall apply to those Eligible Employees designated by the Senior Executives. All Eligible Employees of Arch Capital Services Inc. and any non-designated Eligible Employees shall be subject to the Target Bonus Approach. Awards under the Target Bonus Approach and the Formula Approach shall be determined as set forth in Section 4.2 and Section 4.3, respectively, and shall be payable as set forth in Section 5 hereof.
4.2        Target Bonus Approach.
(a)    Target Bonus Approach Pool. Under the Target Bonus Approach, a separate bonus pool shall be established for the Company and certain of its Subsidiaries, the Insurance Segment, the Mortgage Segment, the Reinsurance Segment and Arch Capital Services Inc. for each Plan Year (each, a “Target Bonus Approach Pool”). The Target Bonus Approach Pool for each segment for any given Plan Year shall initially equal the sum of the individual Target Bonus Opportunities for each Eligible Employee included in such segment, which amount shall be adjusted upward or downward to reflect the segment’s actual performance as recommended by senior management of the applicable business segment or unit but determined by the Committee. Performance shall be judged against the achievement of the strategic and financial objectives contained in the applicable management plan submitted to the Board for the Plan Year, peer group performance and other measures deemed applicable by the Committee.
(b)    Individual Participation. At the individual level, actual performance bonuses for each Eligible Employee shall reflect both individual and segment performance. An Eligible Employee’s participation in the applicable Target Bonus Approach Pool shall be initially based on his or her Target Bonus Opportunity, which participation shall be adjusted based on his or her performance. Any such adjustments (other than those for Senior Executives, as determined by the Committee) shall be made in a zero sum manner and not affect the overall size of the Target Bonus Approach Pool. All performance assessments shall include both objective and subjective elements, and the general performance weighting guidelines between segment and individual performance to be applied to an Eligible Employee’s Target Bonus Opportunity shall be determined by senior management of the applicable business segment or unit.
4.3        Formula Approach.
(a)    Formula Approach Pool. Under the Formula Approach, a separate bonus pool shall be established for the Insurance Segment, the Mortgage Segment and the Reinsurance Segment for each Plan Year and other separate bonus pools may be established by the Committee (each, a “Formula Approach Pool”). The Formula Approach Pool for each of the Insurance Segment, the Mortgage Segment, the Reinsurance Segment and any other segment pools for any given Plan Year shall initially equal the sum of the individual Target Bonus Opportunities for each Eligible Employee included in such segment (each, an “Aggregate Target Amount”). The actual Formula Approach Pool will be a percentage of the Aggregate Target Amount based upon the ROE achieved for such Plan Year. Schedule II sets forth the size of the Formula Approach Pool based on various levels of ROE, which schedule shall be reviewed and may be adjusted by the Committee for each Plan Year.

        (b)    Hurdle ROE. With respect to the Insurance Segment, the Mortgage Segment, the Reinsurance Segment and any other segments, no Awards shall be payable for a given Plan Year unless a minimum ROE equal to the applicable hurdle rate set forth on Schedule II for the Plan Year, without taking into account any amounts carried forward pursuant to Section 5.3(c) hereof (the “Hurdle ROE”), is achieved by such segment for such Plan Year.
(c)    Maximum Formula Approach Pool; Carryforwards. For any given Plan Year, the maximum Formula Approach Pool for each of the Insurance Segment, the Mortgage Segment, the Reinsurance Segment and any other segments shall equal 200% of the applicable Aggregate Target Amount (each, a “Maximum Formula Approach Pool”). For any given Plan Year, on and after the third anniversary of the end of such Plan Year, Earned amounts in excess of each Maximum Formula Approach Pool up to an additional 200% of such applicable Aggregate Target Amount (the “Maximum Carryforward Amount”) shall be carried forward and made available, only to Eligible Employees who participated in such Plan Year, in Plan Years subsequent to such Plan Year where the applicable Maximum Formula Approach Pool is not expected to be Earned by the end of the applicable Development Period, provided that the Earned amount which may be carried forward to any subsequent Plan Year shall not exceed 25% of the Earned Maximum Carryforward Amount. Notwithstanding anything set forth in the Plan, for a given Plan Year, amounts payable with respect to each of the Insurance Segment, the Mortgage Segment, the Reinsurance Segment and any other segment shall not exceed 15% of the Pre-Tax Profit for such segment, respectively, for such Plan Year. For purposes hereof, with respect to a given amount, “Earned” means the inception-to-date actual amount calculated for the applicable item through the end of the period being calculated.
(d)    Deficits. After-Tax Losses (and not After-Tax Profit that is below the Hurdle ROE) for a given Plan Year (“Deficits”) shall offset available After-Tax Profit in subsequent Plan Years until all Deficits are eliminated.
(e)    Development Period. For each Plan Year, the Formula Approach Pool for each of the Insurance Segment, the Mortgage Segment, the Reinsurance Segment and any other segment shall be calculated annually for 10 years (a “Development Period”). The first calculation shall be made within two and one half months following the end of the initial 12-month calendar year period included in each Plan Year, and the final calculation shall be made within two and one half months following the end of the tenth year following the commencement of such Plan Year, with losses and loss adjustment expenses (if any) projected to ultimate and discounted to present value basis at such time.
(f)    CAT Business. The results of CAT Business shall be calculated over five-year periods based on actual catastrophe experience (terrorism included). Accordingly, at the end of (i) the fifth Plan Year and (ii) each five-year period thereafter, Underwriting Profit (Loss) and Cash Flow shall be initially determined for CAT Business for such five-year period, and then such Underwriting Profit (Loss) and Cash Flow shall be allocated to each Plan Year included in the five-year period based on net premiums written attributable to CAT Business Policies having an inception or renewal date within such Plan Year. Following such initial calculation, the results of

CAT Business shall be part of the annual recalculations of Underwriting Profit (Loss) and Cash Flow for the remainder of the respective Development Period relating to each Plan Year.
(g)    Individual Participation. Individual participation in the applicable Formula Approach Pool shall be initially determined based on the relative Target Bonus Opportunity of each of the designated Eligible Employees and shall be subject to adjustment each Plan Year by senior management of the applicable business segment or unit based on criteria it deems appropriate, provided that any such adjustments shall be made in a zero sum manner and not affect the overall size of the applicable Formula Approach Pool.
(h)    Board Review of Formula Approach. If the Board or the Committee determines that the Formula Approach results in compensation levels that do not appropriately reflect the Company’s underlying performance, then the Board or the Committee may terminate the Formula Approach or make adjustments to it that it deems appropriate.
SECTION 5. Payment of Awards.
5.1    Form of Award. Except as otherwise provided in Section 8.9 below, any Awards payable under this Plan shall be paid in cash.
5.2    Payout Period. For each Plan Year, and subject to Section 5.3 hereof, Awards under the Target Bonus Approach shall be paid after the end of the Plan Year and no later than March 15 of the of the year immediately following the Plan Year. For each Plan Year, and subject to Section 5.3 hereof, Awards under the Formula Approach shall be paid over a four-year period as follows: 40% shall be paid after the end of the Plan Year and no later than March 15 of the of the year immediately following the Plan Year (based on Company performance determined consistent with Section 4.3 above through the end of the Plan Year), and 20% shall be paid no earlier than January 1 and no later than March 15 of each of the years immediately following the end of each of the next three calendar years, in each case based on Company performance determined consistent with Section 4.3 above through the end of the calendar year immediately preceding the year of payment. Notwithstanding the foregoing, in the case of the property facultative reinsurance division of the Reinsurance Segment, for each Plan Year, and subject to Section 5.3 hereof, Awards under the Formula Approach shall be paid over a three-year period as follows: 60% shall be paid after the end of the Plan Year and no later than March 15 of the of the year immediately following the Plan Year (based on Company performance determined consistent with Section 4.3 above through the end of the Plan Year), and 20% shall be paid no earlier than January 1 and no later than March 15 of each of the years immediately following the end of each of the next two calendar years, in each case based on Company performance determined consistent with Section 4.3 above through the end of the calendar year immediately preceding the year of payment. If, following such initial four-year or three year, as applicable, period relating to a given Plan Year, any additional amounts are owed to Eligible Employees under the Formula Approach as a result of recalculation of the applicable Formula Approach Pool based on Company performance through the end of a calendar year, then such amounts shall be paid to such Eligible Employees no earlier than January 1 and no later than March 15 of the immediately following calendar year. Notwithstanding the foregoing, the payment schedule for Eligible Employees subject to the Formula Approach who are junior employees may be modified by senior management, but no such modification may result in any amount being paid later than March 15 of the calendar year immediately following the calendar year for which Company performance is used to determine the amount of the payment.

5.3    Continued Service. Each Eligible Employee must be employed by the Company at the time of each payment of an Award; provided, however, that, (x) in the event an Eligible Employee ceases to be an employee of the Company after the Award for a Plan Year is determined and communicated to the Eligible Employee but prior to the date all payments under an Award are made (i) due to termination (A) by the Company not for Cause or (B) with respect to an Eligible Employee designated by the Committee, by the Eligible Employee for Good Reason (as defined within such Eligible Employee's employment agreement, unless otherwise determined by the Committee), or (ii) as a result of death of the Eligible Employee, the Award shall no longer be subject to the condition that the Eligible Employee remain employed through the time of payment and payments under the Award shall be made when such Award payments are regularly made hereunder following such termination of employment (the amount of such payments, if any, shall be as calculated herein and, in the case of Formula Approach Awards, shall be based on the continued performance of the Company as set forth in Section 4.3 hereof); and (y) in the event an Eligible Employee ceases to be an employee of the Company prior to the date all payments under an Award are made (i) due to termination as a result of Permanent Disability or (ii) due to termination of employment (other than by the Company for Cause) after the attainment of Retirement Age, payments under such Award shall continue to be made when the Award payments are normally made hereunder (the amount of such payments, if any, shall be as calculated herein and, in the case of Formula Approach Awards, be based on the continued performance of the Company as set forth in Section 4.3 hereof), so long as, prior to the applicable payment date, such Eligible Employee does not, without the written consent of the Company, engage in any activity in competition with any activity of the Company or any of its Subsidiaries other than (i) serving on the board of directors (or similar governing body) of another company or (ii) serving as a consultant for no more than 26 weeks per calendar year providing services that do not, in whole or in part, relate to the business or operations of an insurance or reinsurance company; provided that if the Eligible Employee does engage in such activity after termination for such reasons, any unpaid portion of the Award shall be forfeited by the Eligible Employee and become the property of the Company. For purposes hereof, service with any of the Company’s Subsidiaries shall be considered to be service with the Company.
If the Eligible Employee ceases to be an employee of the Company for any other reason prior to the date that all amounts under an Award are paid, the Award, including applicable carryforwards, shall be forfeited by the Eligible Employee and become the property of the Company. For purposes hereof, service with any of the Subsidiaries shall be considered to be service with the Company. In the case of Awards made under the Formula Approach, the Awards shall include applicable carryforwards and Deficits, and terminated employees’ forfeited Awards, including applicable carryforwards, shall be removed from the applicable bonus pool.
SECTION 6. Non-Transferability.
No Award or rights under this Plan may be transferred or assigned other than by will or by the laws of descent and distribution.
SECTION 7. Amendments and Termination.
The Board may terminate the Plan at any time and may amend it from time to time, provided, however, that no termination or amendment of the Plan shall adversely affect the rights of an Eligible Employee or a beneficiary to a previously determined Award without the written consent of such Eligible Employee or beneficiary.

SECTION 8. General Provisions.
8.1    Subsidiaries. Any Subsidiary of the Company may, upon approval by the Committee, become an Employer under the terms of the Plan. Notwithstanding any provision of the Plan to the contrary, benefits payable under the Plan to an Eligible Employee or his or her beneficiary shall be the obligation of the Employer who actually employs (or, in the case an Eligible Employee who is no longer employed by an Employer, last employed) the Eligible Employee; provided, however, that in the event the Eligible Employee’s employer fails to make a payment of benefits to the Eligible Employee or his or her beneficiary when due under the terms of the Plan, the Company (the parent company of the Employers) shall be obligated to make such benefit payments in accordance with the terms of the Plan.
8.2        Unfunded Plan. The Plan shall be an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. An Eligible Employee’s right to receive a bonus shall be no greater than the right of an unsecured general creditor of the Company. All bonuses shall be paid from the general funds of the Employers, and no segregation of assets shall be made to ensure payment of bonuses.
8.3        Withholding. The Company may provide for the withholding from any benefits payable under this Plan all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
8.4    Excess Parachute Payments.
(a)    Notwithstanding any other provision of the Plan, in the event that the amount of payments or other benefits payable to any Eligible Employee under the Plan (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), the payments under this Plan shall be reduced (by the minimum possible amounts) until no amount payable to the Eligible Employee under the Plan constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local or other income, employment and excise taxes) to which the Eligible Employee would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income, employment and excise taxes) to the Eligible Employee resulting from the receipt of such payments with such reduction.
(b)    All determinations required to be made under this Section 8.4, including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Eligible Employee as requested by the Company or the Eligible Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company. Absent manifest error, all determinations made by the Accounting Firm under this Section 8.4 shall be final and binding upon the Company and the Eligible Employee.
(c)    In the event the Eligible Employee has an employment agreement in effect with the Company or an affiliate providing for a similar excess parachute payment cutback, the cutback calculations and determinations under this Section 8.4 will be coordinated with the cutback calculations and determinations under the employment agreement, resulting in one calculation and one cutback determination. Any required cutback shall be made first to payments as provided under the employment agreement and then to payments under this Plan.
8.5        Hold Harmless. No member of the Board of the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees or the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
8.6        Other Benefits; No Right of Employment. Nothing set forth in this Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements. Neither the adoption of the Plan or any Award hereunder shall confer upon an Eligible Employee any right to continued employment.
8.7        Captions. The captions preceding the sections and articles hereof have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the Plan.
8.8     Governing Law. The Plan shall be interpreted, construed and administered in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.
8.9    Section 162(m). Payments under this Plan may be deferred by the Committee to the extent that the Committee reasonably anticipates that, if the payment were made as scheduled, the United States federal income tax deduction of any Subsidiary that is subject to United States federal income tax would not be permitted for the payment due to the application of Section 162(m) of the Code. Any payment deferred under this Section 8.9 shall be made, subject to the possible application of the delay provided for in Section 8.10 below, as soon as reasonably practicable following the first date on which the Company anticipates or reasonably should anticipate that, if the payment were made on such date, the Subsidiary’s deduction with respect to such payment would no longer be restricted due to the application of Section 162(m) of the Code. With respect to any amount deferred under this Section 8.9, the Committee, in its discretion, may credit notional earnings on the amount or substitute for the deferred payment, restricted share units in respect of common shares of the Company having a fair market value equal to the amount of the deferred payment, and common shares subject to the restricted share units shall be distributed at the time payments are to be made in accordance with this Section 8.9. Any restricted share units shall be granted under the Company’s 2015 Long Term Incentive and Share Award Plan (or any successor plan). If any scheduled payment to an Eligible Employee in a calendar year is delayed in accordance with this Section 8.9, all scheduled payments to that Eligible Employee that could be delayed in accordance with Treas. Reg. § 1.409A-2(b)(7)(i) shall also be delayed. For purposes of any deferral under this Section 8.9, the Company shall treat all payments to similarly situated employees on a reasonably consistent basis.
8.10    Sections 409A and 457A. It is intended that the Plan will comply with Sections 409A and 457A of the Code (and any regulations and guidelines issued thereunder) to the extent it is subject thereto, and the Plan shall be interpreted on a basis consistent with such intent. The Plan may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Sections 409A and 457A of the Code. Notwithstanding any provision to the contrary in this Plan, if an Eligible Employee is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company and its affiliates to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment shall be made on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Eligible Employee’s “separation from service,” or (ii) the date of the Eligible Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section shall be paid to the Eligible Employee in a lump sum. The Company shall not have any obligation to indemnify or otherwise protect the Eligible Employee from any obligation to pay any taxes, interest or penalties pursuant to Sections 409A or 457A of the Code. Whenever payments under this Plan are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
SECTION 9. Effective Date of Plan.
The Plan became effective as of January 1, 2003, and shall remain in effect until such time as it may be terminated pursuant to Section 7 hereof. This Third Amendment and Restatement of the Plan became effective as of January 1, 2016.

Schedule I
Unless otherwise indicated, all capitalized terms used below have the meanings specified in the Plan.
“ROE” means, with respect to each of the Insurance Segment, the Mortgage Segment and the Reinsurance Segment for a given Plan Year, After-Tax Profit (Loss) divided by Equity. For each Plan Year, ROE shall be recalculated annually during the Development Period relating to such Plan Year.
“After-Tax Profit (Loss)” means, with respect to each of the Insurance Segment, the Mortgage Segment and the Reinsurance Segment for a given Plan Year, the sum of (i) Underwriting Profit (Loss) and (ii) Investment Income, taxed based upon the effective tax rate of the Insurance Segment, Mortgage Segment or Reinsurance Segment, as applicable.
“Cash Flow” means, with respect to the Insurance Segment, the Mortgage Segment and the Reinsurance Segment for a given Plan Year, net operating cash flow for such segment reflecting premiums and fees collected, net of reinsurance, loss and loss adjustment expenses paid, underwriting expenses paid and all other operating expenses, including unallocated loss adjustment expenses, allocation of expenses from the Company and Arch Capital Services Inc., federal excise taxes, applicable income taxes and costs of letters of credit, but excluding bonuses payable to Eligible Employees (“Operating Expenses”). For such purposes, CAT Business shall be reflected in the Formula Approach in the manner described in Section 4.3(f) of the Plan.
“Equity” means, with respect to each of the Insurance Segment, the Mortgage Segment and the Reinsurance Segment for a given Plan Year, the amount of capital allocated to each such segment as recommended by senior management and determined by the Committee.
“Investment Income” means, with respect to the Insurance Segment, the Mortgage Segment and the Reinsurance Segment for a given Plan Year, the sum of investment income, compounded as per the applicable U.S. treasury security, on:

(i)
Equity, calculated at a rate equal to the average rate earned on the investment portfolios of the Company and its Subsidiaries during the initial 12-month calendar year period included in the Plan Year, net of investment expenses relating to such portfolios; and

(ii)
Cash Flow, calculated at the following rates: (A) with respect to all business other than property business, the average risk free rate equal to the yield on a U.S. Treasury security with a duration equal to estimated weighted average duration of the underwriting (or policy) year liabilities, net of estimated investment expenses relating to a portfolio of U.S. Treasury securities, and, (B) with respect to property business, the average risk free rate equal to the yield on a U.S. Treasury security with a one year duration, net of estimated investment expenses relating to a portfolio of U.S. Treasury securities.
“Pre-Tax Profit” means, with respect to each of the Insurance Segment, the Mortgage Segment and the Reinsurance Segment for a given Plan Year, the sum of (i) Underwriting Profit (Loss) and (ii) Investment Income.
“Underwriting Profit (Loss)” reflects, with respect to each of the Insurance Segment, the Mortgage Segment and the Reinsurance Segment for a given Plan Year, (i) net premiums earned, fee income, losses and loss adjustment expenses incurred and acquisition expenses attributable to Policies having an inception or renewal date within the Plan Year and (ii) all other Operating Expenses incurred during the initial 12-month calendar year period included in the Plan Year. For such purposes, CAT Business shall be reflected in the Formula Approach in the manner described in Section 4.3(f) of the Plan.